Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the following Registration Statements filed by Rand Worldwide, Inc. of our report dated September 30, 2014 with respect to the consolidated financial statements and schedules of Rand Worldwide, Inc., which appears in this Annual Report of Rand Worldwide, Inc. on Form 10-K for the year ended June 30, 2014:

Registration Statements on Form S-8:

Restricted Stock Award Plan, as amended, File Nos. 333-107017 and 333-131721.

Employee Stock Purchase Plan, as amended, File Nos. 333-14429, 333-56079, 333-85939, 333-117195 and 333-147823.

2002 Stock Option Plan, as amended, File Nos. 333-108354 and 333-178693.

Omnibus Equity Compensation Plan, File No. 333-186863.

/s/ Stegman & Company

Baltimore, Maryland

September 29, 2014